ENGAGEMENT LETTER

January 15, 2011

Ken Martin
Glen Rose Petroleum Corporation &
UHC Petroleum Corporation
22762 Westheimer Parkway, Ste 515
Katy, TX 77450

Dear Mr. Martin:

This letter is to confirm our understanding of the terms and objectives of our engagement and the nature and limitations of the services we will provide.

For fiscal quarter October 1, 2010 through December 31, 2010, we will provide the following services:

1.	Prepare and recommend adjusting journal entries as necessary to the trial balances provided by the company
2.	Prepare and Post transactions to depreciation, equity, stock and warrant schedules
3.	Prepare and recommend updated consolidated trial balances
4.	Prepare audit schedules and work with outside auditor to finalize December 31, 2010 quarterly review
5.	Prepare work papers for 10Q and prepare draft consolidated financials for the December 31, 2010 10Q report

Our engagement is limited to the period and the accounting services indicated above and will terminate on March 1, 2011, unless an amendment is attached hereto or mutually agreed to in writing.  We will not audit or review your financial statements, or any other accounting documents and information you provide, in accordance with generally accepted auditing standards.  Accordingly, we ask that you not in any manner refer to this as an audit or review.  Nor will we otherwise verify the data you submit for accuracy or completeness.  Rather, we will rely on the accuracy and completeness of the documents and information you provide to us.  Accordingly, our engagement cannot be relied upon to disclose errors, fraud, or other illegal acts that may exist.  However, it may be necessary to ask you for clarification of some of the information you provide, and we will inform you of any material errors, fraud or other illegal acts that come to our attention, unless they are clearly inconsequential.  In addition, we have no responsibility to identify and communicate significant deficiencies or material weaknesses in your internal controls as part of this engagement, and our engagement cannot, therefore be relied upon to make disclosure of such matters.

You are responsible for adopting sound accounting policies, for maintaining an adequate and efficient accounting system, for safeguarding assets, for authorizing transactions, for retaining supporting documentation for those transactions, and for devising a system of internal controls that will, among other things, help assure the preparation of proper financial statements.  Furthermore, you are responsible for management decisions and functions, for designating a competent employee to oversee any of the services we provide, and for evaluating the adequacy and results of those services.

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You are responsible for the design and implementation of programs and controls to prevent and detect fraud, and for informing us about all known or suspected fraud affecting the Company involving (a) management (b) employees who have significant roles in internal control, and (c) others where the fraud could have a material effect on the financial statements.  You are also responsible for informing us of your knowledge of any allegations of fraud or suspected fraud affecting the Company received in communications from employees, former employees, regulators, or others.  In addition, you are responsible for identifying and ensuring that the entity complies with applicable laws and regulations.

In order for us to complete this engagement, and to do so efficiently, we require unrestricted access to the following documents and information concerning your company:

1.
Copies of basic documents reflecting your financial transactions, including updated QuickBooks file through December 31, 2010, check copies or stubs, summaries of cash receipts and sales (cash and charge), bank statements and canceled checks, listings of accounts receivable and accounts payable, and documentary support of property and equipment transactions-purchases, trades, sales, and other dispositions from October 1, 2010 through current date;

2.
Information concerning any mortgage or pledge of business assets on business debts, any personal guarantees or debt, leases, or other information that effects or may affect the results of operations of the business from October 1, 2010 through current date;

3.	Copies of all board minutes, written consents and other board related documents from October 1, 2010 through current date;

4.	Copies of all stock subscription agreements and any other stock related information from October 1, 2010 through current date;

5.	Copies of all executed consulting agreements from October 1, 2010 through current date;

6.	Identification of all cash receipts as to source (i.e., loans, sales, etc.), and information concerning all transactions that are consummated with cash from October 1, 2010 through current date;

7.	Copies of fiscal year ended December 31, 2009 10Q report.

8.	Any other financial information necessary for purpose of reflection on your accounting records and trial balances.

Any failure to provide such documents and information, and to do so on a timely basis, will impede our services, delay the filing of the December 31, 2010 10Q, and may require us to suspend our services or withdraw from the engagement.  You agree to accept responsibility for any effect on your accounting records and financial statements of basic financial information or transaction documents not submitted to us for processing and entry, or losses that may result from their absence.

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As business conditions change, we may mutually agree to change/modify this arrangement.

Prior to commencing our services, we require that a retainer in the amount of $11,000 to be paid in advance before any work will begin.  Our fees and costs, for this engagement, will be billed at our hourly rate of $115 per hour plus reimbursement of reasonable expenses. The invoiced billable hours will detail the work performed on this engagement.  If the monthly billing is more than the retainer, the company will pay the difference before the completed draft of the 10Q is finalized.  If the billing is less than the retainer, a refund of that portion will be paid back to the company.   Invoice(s) are due on receipt and any amounts unpaid will be deemed delinquent, and will be subject to an interest charge of 1.5% per month, compounded monthly.  If the retainer and/or additional billing amounts are not paid as required by the company, we will suspend our services until payment is received and we reserve the right to withdraw from this engagement.   In the event that any collection action is required to collect unpaid balances due us, you agree to reimburse us for our costs of collection, including attorneys’ fees.

If we elect to terminate our services for nonpayment, or for any other reason provided for in this letter, our engagement will be deemed to have been completed upon written notification of termination, even if we have not completed the accounting service and/or our report.  You will be obligated to compensate us through the date of termination.

In connection with this engagement, we may communicate with you or others via email transmission.  As emails can be intercepted and read, disclosed, or otherwise used or communicated by an unintended third party, or may not be delivered to each of the parties to whom they are directed and only to such parties, we cannot guarantee or warrant that emails from us will be properly delivered and read only by the addressee.  Therefore, we specifically disclaim and waive any liability or responsibility whatsoever for interception or unintentional disclosure of emails transmitted by us in connection with the performance of this engagement.  In that regard, you agree that we shall have no liability for any loss or damage to any person or entity resulting from the use of email transmissions, including any consequential, incidental, direct, indirect, or special damages, such as loss of revenues or anticipated profits, or disclosure or communication of confidential or proprietary information.

It is our policy to retain engagement documentation for a period of seven years, after which time we will commence the process of destroying the contents of our engagement files.  To the extent we accumulate any of your original records during the engagement, those documents will be returned to you promptly upon completion of the engagement and once payment of any outstanding balances owed is paid in full.  You will also provide us with a receipt for the return of such records.  The balance of our engagement file is our property, and we will provide copies of such documents at our discretion and if compensated for any time and costs associated with the effort.

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In the event we are required to respond to a subpoena, court order or other legal process for the production of documents and/or testimony relative to information we obtained and/or prepared during the course of this engagement, you agree to compensate us at our standard hourly rates then existing for the time we expend in connection with such response, and to reimburse us for all of our out-of-pocket costs incurred in that regard.

In the event that we are or may be obligated to pay any cost, settlement, judgment, fine, penalty, or similar award or sanction as a result of a claim, investigation, or other proceeding instituted by any third party, and if such obligation is or may be a direct or indirect result of any inaccurate or incomplete information that you provide to us during the course of this engagement, you agree to indemnify us, defend us, and hold us harmless as against such obligation.

You agree that any dispute (other than our efforts to collect an outstanding invoice) that may arise regarding the meaning, performance or enforcement of this engagement or any prior engagement that we have performed for you, will, prior to resorting to litigation, be submitted to mediation, and that the parties will engage in the mediation process in good faith once a written request to mediate has been given by any party to the engagement.  Any mediation initiated as a result of this engagement shall be administered within the county of Kaufman, Texas, by Lewis Issacks or designee, Attorney-Mediator with Gay, McCall, Issacks, Gordon & Roberts located at 777 East 15th Street, Plano, TX 75074, according to its mediation rules, and any ensuing litigation shall be conducted within said county, according to Texas law.  The results of any such mediation shall be binding only upon agreement of each party to be bound.  The costs of any mediation proceeding shall be shared equally by the participating parties.

Any litigation arising out of this engagement, except actions by us to enforce payment of our professional invoices, must be filed within one year from the accrual of the cause of action, notwithstanding any statutory provision to the contrary.  In the event of litigation brought against us, any judgment you obtain shall be limited in amount, and shall not exceed the amount of one month’s fee charged by us, and paid by you, for the services set forth in this engagement letter

This engagement letter is contractual in nature, and includes all of the relevant terms that will govern the engagement for which it has been prepared.  The terms of this letter supersede any prior oral or written representations or commitments by or between the parties.  Any material changes or additions to the terms set forth in this letter will only become effective if evidenced by a written amendment to this letter, signed by all of the parties.

If, after full consideration and consultation with counsel if so desired, you agree that the foregoing terms shall govern this engagement, please sign the copy of this letter in the space provided and return the original signed letter to me, keeping a fully-executed copy for your records.

Thank you for your attention to this matter, and please contact me with any questions that you may have.

Very truly yours,

Barry J. Pierce, CPA

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ACCEPTED AND AGREED:

Glen Rose Petroleum Corporation and
UHC Petroleum Corporation

By: Ken Martin	Date
Its: CFO

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